AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

     THIS AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT is made as of July 20, 2006, by and between DAILY INCOME FUND, a Massachusetts business trust (the "Fund"), on behalf of the U.S. Treasury Portfolio, Money Market Portfolio, and the Municipal Portfolio and REICH & TANG DISTRIBUTORS, INC., (the "Manager").

                               W I T N E S S E T H

     WHEREAS, the Fund and the Manager are parties to an Administrative Services Agreement dated as of October 30, 2000 (the "Management Contract"), pursuant to which the Manager serves as the administrator for the fund's portfolios; and

     WHEREAS, the Fund and Manager desire to amend the Administrative Services Agreement to render such services to the U.S. Government Portfolio of the Fund; and

     WHEREAS, all references to the defined term "Portfolio" in the Administrative Services Agreement shall now include the U.S. Government Portfolio; and

     WHEREAS, the Administrative Services Agreement, as expressly amended hereby, shall continue in full force and effect.

     NOW, THEREFORE, the parties hereby agree as follows:

     Paragraph 5 of the Administrative Services Agreement is hereby amended to include the following text after the last sentence:

                  "With respect to the U.S. Government Portfolio only, this Agreement will become effective July 20, 2006 and shall continue in effect until March 31, 2008 and thereafter for successive twelve-month periods (computed from each April
                  1st), provided that such continuation is specifically approved at least annually by our Board of Trustees and by a majority of those of our directors who are neither party to this Agreement nor, other than by their service as directors of the corporation, interested persons, as defined in the 1940 Act, of any such person who is party to this Agreement. With respect to each Portfolio, this Agreement may be terminated at any time, without the payment of any penalty, (i) by vote of a majority of the outstanding voting securities of each respective Portfolio voting separately, as defined in the 1940 Act, or (ii) by a vote of a majority of our entire Board of Trustees, on sixty days' written notice to you, or by you on sixty days' written notice to us."

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     IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO
ADMINISTRATIVE SERVICES AGREEMENT as of the day and year first above written.

                             DAILY INCOME FUND


                             By: /s/     Roseanne Holtzer
                                  Name:  Roseanne Holtzer
                                  Title: Secretary

                             REICH & TANG DISTRIBUTORS, INC.

                             By: /s/     Richard DeSanctis
                                  Name:  Richard DeSanctis
                                  Title: Executive Vice President &
                                         Chief Financial Officer